UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2013

Location Based Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-139395	20-4854758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

49 Discovery, Suite 260, Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

(888) 600-1044

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registration under any of the following provisions:

	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(k) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This release contains certain forward-looking statements of our intentions, hopes, beliefs, expectations, strategies, and predictions with respect to future activities or other future events or conditions within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are usually identified by the use of words such as “believe,” “will,” “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “should,” “could,” or similar expressions. These statements are only predictions and involve known and unknown risks, uncertainties and other factors. Actual results may materially different from the results, levels of activity, performance or achievements, express or implied by these forward-looking statements.

 Although we believe that the assumptions underlying the forward-looking statements contained in this report are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate. We will not update these statements unless the securities laws require us to do so. Accordingly, you should not rely on forward-looking statements because they are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those contemplated by the forward-looking statements.

Item 7.01 Regulation FD Disclosure

(IRVINE, Calif.) September 18, 2013 -- Location Based Technologies® Inc. (OTCBB:LBAS) a transcript of its 2013 Annual Shareholder’s Meeting, which discloses the following information:

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LBT is currently working with the Department of Energy on integrating the DOE’s severe weather tracking technology onto LBT’s GPS platform. The objective is to enable utility companies across the country to use our devices to locate and track their assets and key personnel. With the DOE’s weather tracking technology integrated into our platform, these utility companies (including water, power and phone companies) can watch storm data in real time and allocate people and assets more effectively.

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LBT recently became an authorized reseller of Iridium satellite technology and we are developing a duel Iridium/GSM GPS device. This project has been undertaken at the request of the US military. We may even have our first military purchaser order before we have a working prototype.

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LBT is in the process of developing a 3G version of our PocketFinder, which will enable us to sell through AT&T’s retail stores and through other territories which only support 3G like Australia and Hong Kong.

-	LBT is currently working with Telcel to bring its products to market in Mexico, and at one time Telcel indicated they could “sell millions of [PocketFinder devices]”.

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Based on our anticipated fiscal Q4 performance for 2013, we believe total revenues for fiscal year 2013 should come in somewhere between $1,555,000 and $1,900,000. Device sales will also increase over 150% from fiscal year 2012 to fiscal year2013.

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LBT will not reach profitability in its fiscal 4th quarter. The Company had a pending order for 10,000 devices from an international corporation that would have made it cash flow positive for the quarter had the LOI closed.

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LBT has been told that AT&T will place another product order for 886 devices. AT&T is planning to install our devices on all of their new emergency equipment. We are going to send our devices directly to the equipment manufacturer so our LBT-886 will be part of the OEM process.

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There are a number of other divisions within AT&T that are also evaluating our products. This includes their commercial division, which is evaluating our 3G products for resale to commercial customers. We may be able to get an order from one of these other divisions before the end of this calendar year.

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LBT is working on an attachment to our 886 device which would enable it to sense and transmit light, temperature and relative humidity data. The FBI has expressed interest in our devices is currently testing a prototype.

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LBT is developing a relationship with Australia’s largest carrier, Telstra. We aren’t sure what a relationship will look like but it could be a licensing agreement or a reseller agreement. We believe there’s a chance of getting something done with Telstra this fiscal year.

-	LBT is working on consummating a strategic partnership which would include a capital investment and business relationship with the new partner.

A copy of the transcript is attached as Exhibit 99.1.

This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act 1934, as amended, and is not incorporated by reference into any filing of the company, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

Item 9.01.	Financial Statements and Exhibits

Exhibit #	Description
99.1	Transcript

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCATION BASED TECHNOLOGIES, INC.

Date: September 18, 2013	By:	/s/ David Morse
David Morse
Chief Executive Officer